Exhibit 99.1

Permianville Royalty Trust Announces Monthly Net Profits Interest Calculation

HOUSTON, Texas—(BUSINESS WIRE)—December 20, 2018

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced the net profits interest calculation for December 2018. The net profits interest calculation represents partially reported oil production for the month of September 2018 and partially reported natural gas production during August 2018, both of which represent only a portion of the full underlying production for the months, as discussed below. The calculation also includes the full accrued costs incurred in October 2018.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	48,318	1,611	148,694	4,797	$51.55	$2.31

As previously announced, Enduro Resource Partners LLC sold its interests in the oil and gas properties underlying the Trust (the “Underlying Properties”) to COERT Holdings 1 LLC (the “Sponsor”). Although many of the operators of the Underlying Properties have transitioned their production reporting to the Sponsor for its non-operated interest, a number of operators continue to work through this administrative procedure. Furthermore, previously announced capital expenditures associated with non-operated Permian Wolfcamp shale wells were incurred during the current month, totaling $1.1 million, but production associated with these capital expenditures is not expected to be included in cash distributions until sometime in the first half of 2019. Due to these capital expenditures, the full burden of accrued operating expenses and the temporary delay in the cash receipts for production from the operators of the Underlying Properties for the current month net profits interest calculation, no distribution will be paid to the Trust’s unitholders in January 2019. The cumulative shortfall will be deducted from any net profits in next month’s net profits interest calculation.

However, the Sponsor believes the resulting distribution for this month would have been approximately $0.5 million to the Trust, or approximately $0.016 per unit, if not for this temporary delay in reporting (and approximately $0.044 per unit when excluding the Permian Wolfcamp capital expenditures incurred this month). The Sponsor is proactively working to ensure the operators of the Trust’s non-operated properties process the transfer of interests in a timely manner.

Recorded oil cash receipts for the properties underlying the Trust totaled $2.5 million for the current month on $51.55/bbl realized wellhead prices. Recorded natural gas cash receipts for the properties underlying the Trust totaled $0.3 million for the current month on $2.31/mcf realized wellhead prices. The Sponsor has confirmed that both oil and gas receipts received would have been higher this month if not for some operators holding receipts in suspense as they process title transfers associated with the sale.

Total direct operating expenses for the current month, which reflect the full accrued expenses for the entire production base of the Underlying Properties, were $2.5 million. Capital expenditures were $1.1 million in the current month.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated oil and gas properties, in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, the expected timing of the inclusion of production in future distributions, expected expenses, including capital expenditures, and the estimates of the resulting distribution for this month if not for the temporary delay in production reporting. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which could decline or remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the continuing transition process following the sale of the Underlying Properties to the Sponsor. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555